                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                                   SCHEDULE TO

        TENDER OFFER STATEMENT UNDER SECTION 14(d)(1) OR 13(e)(1) OF THE
                         SECURITIES EXCHANGE ACT OF 1934
                                (AMENDMENT NO. 2)
                                (FINAL AMENDMENT)
                                       AND
                                  SCHEDULE 13D
                    UNDER THE SECURITIES EXCHANGE ACT OF 1934
                               (AMENDMENT NO. 27)


                  Consolidated Capital Institutional Properties
--------------------------------------------------------------------------------
                       (Name of Subject Company (Issuer)


                        AIMCO Properties, L.P. -- Offeror
--------------------------------------------------------------------------------
       (Names of Filing Persons (Identifying Status as Offeror, Issuer or
                                 Other Person))

                            Limited Partnership Units
--------------------------------------------------------------------------------
                           (Title of Class Securities)

                                      None
--------------------------------------------------------------------------------
                       (CUSIP Number of Class Securities)

                                 Patrick J. Foye
                   Apartment Investment And Management Company
                           Colorado Center, Tower Two
                   2000 South Colorado Boulevard, Suite 2-1000
                             Denver, Colorado 80222
                                 (303) 757-8101

--------------------------------------------------------------------------------
           (Name, address, and telephone numbers of person authorized to receive notices and communications on behalf of filing persons)


                                    Copy To:

                              Jonathan L. Friedman
                    Skadden, Arps, Slate, Meagher & Flom LLP
                       300 South Grand Avenue, 34th Floor
                          Los Angeles, California 90071
                                 (213) 687-5000

                            Calculation of Filing Fee

Transaction valuation*                                     Amount of filing fee
----------------------                                     --------------------
$35,009,431                                                $7,001.88

* For purposes of calculating the fee only. This amount assumes the purchase of 81,989.30 units of limited partnership interest of the subject partnership for $427 per unit. The amount of the filing fee, calculated in accordance with Section 14(g)(1)(B)(3) and Rule 0-11(d) under the Securities Exchange Act of 1934, as amended, equals 1/50th of one percent of the aggregate of the cash offered by the bidder.

[ ] Check the box if any part of the fee is offset as provided by Rule 0-11(a)(2) and identify the filing with which the offsetting fee was previously paid. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

Amount Previously Paid:  $7,001.88         Filing Party: AIMCO Properties, L.P.

Form or Registration No.: Schedule TO      Date Filed: May 16, 2000



[ ] Check the box if the filing relates solely to preliminary communications made before the commencement of a tender offer.

Check the appropriate boxes below to designate any transactions to which the statement relates:

[X] third-party tender offer subject to Rule 14d-1

[ ] issuer tender offer subject to Rule 13e-4

[ ] going-private transaction subject to Rule 13e-3

[X] amendment to Schedule 13D under Rule 13d-2

Check the following box if the filing is a final amendment reporting the results of the tender offer: [X]

CUSIP No.   NONE

         1.       NAME OF REPORTING PERSONS
                  S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (entities only)

                  AIMCO PROPERTIES, L.P.
                  84-1275721

         2.       CHECK THE APPROPRIATE BOX IF A MEMBER OF GROUP
                                                                      (a)    [ ]
                                                                      (b)    [X]
         3.       SEC USE ONLY

         4.       SOURCE OF FUNDS

                  WC, BK

         5.       (CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
                  PURSUANT TO ITEMS 2(d) OR 2(e))                            [ ]

         6.       CITIZENSHIP OR PLACE OF ORGANIZATION

                  Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON

                  7.       SOLE VOTING POWER
                                    --

                  8.       SHARED VOTING POWER
                                    54,543.10

                  9.       SOLE DISPOSITIVE POWER
                                    --

                  10.      SHARED DISPOSITIVE POWER
                                    54,543.10

         11.      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
                  PERSON
                                    54,543.10

         12.      CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
                  CERTAIN SHARES
                                                                             [ ]

         13.      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                  Approximately 27.40%

         14.      TYPE OF REPORTING PERSON

                  PN

CUSIP No.   NONE

         1.       NAME OF REPORTING PERSONS
                  S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (entities only)

                  AIMCO-GP, INC.

         2.       CHECK THE APPROPRIATE BOX IF A MEMBER OF GROUP
                                                                      (a)    [ ]
                                                                      (b)    [X]

         3.       SEC USE ONLY

         4.       SOURCE OF FUNDS

                  Not Applicable

         5.       (CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
                  PURSUANT TO ITEMS 2(d) OR 2(e))                            [ ]

         6.       CITIZENSHIP OR PLACE OF ORGANIZATION

                  Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON

                  7.       SOLE VOTING POWER
                                    --

                  8.       SHARED VOTING POWER
                                    54,543.10

                  9.       SOLE DISPOSITIVE POWER
                                    --

                  10.      SHARED DISPOSITIVE POWER
                                    54,543.10

         11.      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
                  PERSON
                                    54,543.10

         12.      CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
                  CERTAIN SHARES
                                                                             [ ]

         13.      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                    Approximately 27.40%

         14.      TYPE OF REPORTING PERSON

                  CO

CUSIP No.   NONE

         1.       NAME OF REPORTING PERSONS
                  S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (entities only)

                  APARTMENT INVESTMENT AND MANAGEMENT COMPANY
                  84-129577

         2.       CHECK THE APPROPRIATE BOX IF A MEMBER OF GROUP
                                                                      (a)    [ ]
                                                                      (b)    [X]

         3.       SEC USE ONLY

         4.       SOURCE OF FUNDS

                  Not Applicable

         5.       (CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
                  PURSUANT TO ITEMS 2(d) OR 2(e))                            [ ]

         6.       CITIZENSHIP OR PLACE OF ORGANIZATION

                  Maryland

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON

                  7.       SOLE VOTING POWER
                                    --

                  8.       SHARED VOTING POWER
                                    116,480.60

                  9.       SOLE DISPOSITIVE POWER
                                    --

                  10.      SHARED DISPOSITIVE POWER
                                    116,480.60

         11.      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
                  PERSON
                                    116,480.60

         12.      CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
                  CERTAIN SHARES
                                                                             [ ]

         13.      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                     Approximately 58.52%

         14.      TYPE OF REPORTING PERSON

                  CO

CUSIP No.   NONE

         1.       NAME OF REPORTING PERSONS
                  S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (entities only)

                  INSIGNIA PROPERTIES, L.P.

         2.       CHECK THE APPROPRIATE BOX IF A MEMBER OF GROUP
                                                                     (a)     [ ]
                                                                     (b)     [X]

         3.       SEC USE ONLY

         4.       SOURCE OF FUNDS

                  Not Applicable

         5.       (CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
                  PURSUANT TO ITEMS 2(d) OR 2(e))                            [ ]

         6.       CITIZENSHIP OR PLACE OF ORGANIZATION

                  Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON

                  7.       SOLE VOTING POWER
                                    --

                  8.       SHARED VOTING POWER
                                    61,938.80

                  9.       SOLE DISPOSITIVE POWER
                                    --

                  10.      SHARED DISPOSITIVE POWER
                                    61,938.80

         11.      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
                  PERSON
                                    61,938.80
         12.      CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
                  CERTAIN SHARES
                                                                             [ ]

         13.      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                  Approximately 31.12%

         14.      TYPE OF REPORTING PERSON

                  PN

CUSIP No.   NONE

         1.       NAME OF REPORTING PERSONS
                  S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (entities only)

                  AIMCO/IPT, INC.

         2.       CHECK THE APPROPRIATE BOX IF A MEMBER OF GROUP
                                                                       (a)   [ ]
                                                                       (b)   [X]

         3.       SEC USE ONLY

         4.       SOURCE OF FUNDS

                  Not Applicable

         5.       (CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
                  PURSUANT TO ITEMS 2(d) OR 2(e))                            [ ]

         6.       CITIZENSHIP OR PLACE OF ORGANIZATION

                  Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON

                  7.       SOLE VOTING POWER
                                    --

                  8.       SHARED VOTING POWER
                                    61,938.80

                  9.       SOLE DISPOSITIVE POWER
                                    --

                  10.      SHARED DISPOSITIVE POWER
                                    61,938.80

         11.      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
                  PERSON
                                    61,938.80

         12.      CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
                  CERTAIN SHARES
                                                                             [ ]

         13.      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                  Approximately 31.12%

         14.      TYPE OF REPORTING PERSON

                  CO

CUSIP No.   NONE

         1.       NAME OF REPORTING PERSONS
                  S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (entities only)

                  COOPER RIVER PROPERTIES, L.L.C.

         2.       CHECK THE APPROPRIATE BOX IF A MEMBER OF GROUP
                                                                      (a)    [ ]
                                                                      (b)    [X]

         3.       SEC USE ONLY

         4.       SOURCE OF FUNDS

                  Not Applicable

         5.       (CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
                  PURSUANT TO ITEMS 2(d) OR 2(e))                            [ ]

         6.       CITIZENSHIP OR PLACE OF ORGANIZATION

                  Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON

                  7.       SOLE VOTING POWER
                                    --

                  8.       SHARED VOTING POWER
                                    11,365.60

                  9.       SOLE DISPOSITIVE POWER
                                    --

                  10.      SHARED DISPOSITIVE POWER
                                    11,365.60

         11.      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
                  PERSON
                                    11,365.60

         12.      CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
                  CERTAIN SHARES
                                                                             [ ]

         13.      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                  Approximately 5.71%

         14.      TYPE OF REPORTING PERSON

                  OO

CUSIP No.   NONE

         1.       NAME OF REPORTING PERSONS
                  S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (entities only)

                  REEDY RIVER PROPERTIES, L.L.C.

         2.       CHECK THE APPROPRIATE BOX IF A MEMBER OF GROUP
                                                                       (a)   [ ]
                                                                       (b)   [X]

         3.       SEC USE ONLY

         4.       SOURCE OF FUNDS

                  Not Applicable

         5.       (CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
                  PURSUANT TO ITEMS 2(d) OR 2(e))                            [ ]

         6.       CITIZENSHIP OR PLACE OF ORGANIZATION

                  Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON

                  7.       SOLE VOTING POWER
                                    --

                  8.       SHARED VOTING POWER
                                    28,832.50

                  9.       SOLE DISPOSITIVE POWER
                                    --

                  10.      SHARED DISPOSITIVE POWER
                                    28,832.50

         11.      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
                  PERSON
                                    28,832.50

         12.      CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
                  CERTAIN SHARES
                                                                             [ ]

         13.      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                  Approximately 14,48%

         14.      TYPE OF REPORTING PERSON

                  OO

         AMENDMENT NO. 2 TO TENDER OFFER STATEMENT/ AMENDMENT NO. 27 TO
                                  SCHEDULE 13D

         This Statement (the "Statement") constitutes (a) Amendment No. 2 to the Tender Offer Statement on Schedule TO of AIMCO Properties, L.P. (the "AIMCO OP"), originally filed with the Securities and Exchange Commission (the Commission) on May 16, 2000, by AIMCO OP, as amended by Amendment #1 filed with the Commission on June 14, 2000 by AIMCO OP, relating to an offer to purchase units of limited partnership interest ("Units") of Consolidated Capital Institutional Properties (the "Partnership"); and (b) Amendment No. 27 to the
Schedule 13D (the "Schedule 13D") originally filed with the Securities and Exchange Commission (the "Commission") on December 19,1994, by Insignia Financial Group, Inc. ("Insignia"), as amended by (i) Amendment No. 1, filed with the Commission on October 4, 1996, by Insignia, Liquidity Assistance, L.L.C. ("Liquidity Assistance"), Market Ventures, L.L.C. ("Market Ventures") and Andrew L. Farkas, (ii) Amendment No. 2, filed with the Commission on April 25, 1997, by Insignia, Insignia Properties, L.P. ("IPLP"), Insignia Properties Trust ("IPT") and L. Farkas, (iii) Amendment No. 3, filed with the Commission on August 1, 1997, by Insignia, IPLP, IPT and Andrew L. Farkas, (iv) Amendment No. 4, filed with the Commission on October 30, 1997, by Reedy River Properties, L.L.C. ("Reedy River"), Insignia, IPLP, IPT and Andrew L. Farkas, (v) Amendment No. 5, filed with the Commission on November 19, 1997, by Reedy River, IPLP, IPT, Insignia and Andrew L. Farkas, (vi) Amendment No. 6, filed with the Commission on December 2, 1997, by Reedy River, IPLP, IPT, Insignia and Andrew
L. Farkas, (vii) Amendment No. 7, filed with the Commission on December 8, 1997, by Reedy River, IPLP, IPT, Insignia and Andrew L. Farkas, (viii) Amendment No. 8, filed with the Commission on December 10, 1997, by Reedy River, IPLP, IPT, Insignia and Andrew L. Farkas, (ix) Amendment No. 9, filed with the Commission on December 16, 1997, by Reedy River, IPLP, IPT, Insignia and Andrew L. Farkas,
(x) Amendment No. 10, filed with the Commission on March 5, 1998, by Reedy River, IPLP, IPT, Insignia and Andrew L. Farkas, (xi) Amendment No. 11, filed with the Commission on July 30,1998, by Cooper River Properties, L.L.C. ("Cooper River"), IPLP, IPT, Insignia and Andrew L. Farkas, (xii) Amendment No. 12, filed with the Commission on August 18, 1998, by Cooper River, IPLP, IPT, Insignia and Andrew L. Farkas, (xiii) Amendment No. 13, filed with the Commission on August 27, 1998, by Cooper River, IPLP, IPT, Insignia and Andrew L. Farkas, (xiv) Amendment No. 14, filed with the Commission on September 2, 1998, by Cooper River, IPLP, IPT, Insignia and Andrew L. Farkas, (xv) Amendment No. 15, filed with the Commission on August 18, 1998, by Cooper River, IPLP, IPT, Insignia and Andrew L. Farkas, (xvi) Amendment No. 16, filed with the Commission by Cooper River, IPLP, IPT, Insignia and Andrew L. Farkas, (xvii) Amendment No. 17, filed with the Commission on October 26, 1998, by Reedy River, IPLP, IPT, AIMCO OP, AIMCO-GP, Inc. ("AIMCO-GP") and Apartment Investment and Management Company ("AIMCO"), (xviii) Amendment No. 18, filed with the Commission on January 22, 1999, by Cooper River, Reedy River, IPLP, IPT, AIMCO OP, AIMCO-GP and AIMCO,
(xix) Amendment No. 19, Filed with the Commission on June 10, 1999, by Cooper River, Reedy River, AIMCO/IPT, INC. ("AIMCO/IPT"), IPLP, AIMCO OP, AIMCO- GP and AIMCO, (xx) Amendment No. 20, filed with the commission on July 8, 1999, by Cooper River, Reedy River, AIMCO/IPT, IPLP, AIMCO OP, AIMCO-GP and AIMCO, (xxi) Amendment No. 21, filed in the Commission on July 30, 1999, by Cooper River, Reedy River, AIMCO/IPT, IPLP, AIMCO OP, AIMCO-GP and AIMCO, (xxii) Amendment No. 22, filed with the Commission on November 22, 1999, by Cooper River, Reedy River, AIMCO/IPT, IPLP, AIMCO OP, AIMCO-GP and AIMCO, (xxiii) Amendment No. 23, dated December 16, 1999, by Cooper River, Reedy River, AIMCO/IPT, IPLP, AIMCO OP, AIMCO-GP and AIMCO, (xxiv) Amendment No. 24, dated January 10, 2000, by Cooper River, Reedy River, AIMCO/IPT, IPLP, AIMCO OP, AIMCO-GP and AIMCO, (xxv) Amendment No. 25, dated May 16, 2000, by Cooper River, Reedy River, AIMCO/IPT, IPLP, AIMCO OP, AIMCO-GP and AIMCO and (xxvi) Amendment No. 26, dated June 14, 2000, by Cooper River, Reedy River, AIMCO/IPT, IPLP, AIMCO OP, AIMCO-GP and AIMCO.

                                   ----------

Item 8.  Interest in Securities of the Subject Company.

     At 5:00 p.m., New York time, on Monday, June 26, 2000, the offer expired pursuant to its terms. A total of 4,010.20 Units, representing approximately 2.01% of the outstanding Units, were validly tendered and not withdrawn pursuant to the offer. AIMCO OP has accepted for payment all of those units at $430.51 per Unit.

                                    SIGNATURE

         After due inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date: July 21, 2000

                                        AIMCO PROPERTIES, L.P.

                                        By: AIMCO-GP, INC.
                                             (General Partner)

                                        By: /s/ Patrick J. Foye
                                            -------------------------------
                                             Executive Vice President

                                        COOPER RIVER PROPERTIES, L.L.C.

                                        By: /s/ Patrick J. Foye
                                            -------------------------------
                                             Executive Vice President

                                        AIMCO/IPT, INC.

                                        By: /s/ Patrick J. Foye
                                            -------------------------------
                                             Executive Vice President

                                        INSIGNIA PROPERTIES, L.P.

                                        By: AIMCO/IPT, INC.
                                             (General Partner)

                                        By: /s/ Patrick J. Foye
                                            -------------------------------
                                             Executive Vice President

                                        REEDY RIVER PROPERTIES, L.L.C.

                                        By: /s/ Patrick J. Foye
                                            -------------------------------
                                             Executive Vice President

                                        AIMCO-GP, INC.

                                        By: /s/ Patrick J. Foye
                                            -------------------------------
                                             Executive Vice President

                                        APARTMENT INVESTMENT
                                        AND MANAGEMENT COMPANY

                                        By: /s/ Patrick J. Foye
                                            -------------------------------
                                             Executive Vice President